EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors and Shareholders of
Advanced Medical Isotope Corporation
Kennewick, Washington

We hereby consent to the use in this Registration Statement of Advanced Medical Isotope Corporation on Form 10, of our report, dated July 15, 2008, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, for the year ended December 31, 2007, and to all other references to our firm included in this Registration Statement on Form 10.

/s/  HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah
November 10, 2008